Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-121067

Pricing Supplement No. 4 dated July 28, 2005
(to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005)

                              $7,231,000

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series B

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

Trade Date:                   July 28, 2005
Issue Date:                   August 2, 2005



CUSIP       Aggregate         Price to    Gross       Named       Dealers'
Number      Principal         Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FDZ1   $7,231,000        100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds      Interest Rate
Number      to Issuer         per Annum

52519FDZ1   $7,035,763        5.50%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FDZ1   Monthly on the 2nd      September 2, 2005    August 2, 2030
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FDZ1   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 2nd, commencing August 2, 2010. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option.



Other Terms:    On the Issue Date specified above, Lehman Brothers Holdings may
                (but is not required to) issue additional Notes similar in all respects (including with respect to the Price to Public and the Concessions specified above). Lehman Brothers Holdings may also issue additional Notes following the Issue Date at a new Price to Public and subject to new Concessions. All such additional
                Notes would form a single tranche with, have the same CUSIP number as and trade interchangeably with the Notes immediately upon settlement.